Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CATALYST PHARMACEUTICALS, INC.

ARTICLE I

The name of the corporation is Catalyst Pharmaceuticals, Inc. (the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the registered agent of the Company for service of process at such address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Company is authorized to issue only one class of stock, to be designated common stock (the “Common Stock”). The total number of shares of Common Stock that the Company is authorized to issue is 1,000, par value $0.001 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, amend or repeal Bylaws of the Company.

ARTICLE VI

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

ARTICLE VII

(A) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as it exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding asserting a claim on behalf of the Company, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action or proceeding asserting a claim against the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company’s Certificate of Incorporation or Bylaws, (d) any action or proceeding asserting a claim as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery of the State of Delaware or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the Company’s stockholders herein are granted subject to this reservation,

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